Exhibit 4.2

Execution Version

DISCOVER FINANCIAL SERVICES

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

Second Supplemental Indenture

Dated as of November 2, 2023

to

Senior Indenture

Dated as of June 12, 2007

Table of Contents

i

SECOND SUPPLEMENTAL INDENTURE, dated as of November 2, 2023 (this “Second Supplemental Indenture”), between DISCOVER FINANCIAL SERVICES, a Delaware corporation (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a New York banking corporation, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), supplementing the Indenture, dated as of June 12, 2007, between the Issuer and the Trustee (the “Base Indenture”).

WHEREAS, the Issuer executed and delivered the Base Indenture to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (the “Securities”) to be issued in one or more series up to such principal amount or amounts as may from time to time be authorized in accordance with the terms of the Base Indenture;

WHEREAS, Section 8.01(d) of Article Eight of the Base Indenture provides that without the consent of the Holders of any of the Securities, the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may from time to time or at any time enter into an indenture or indentures supplemental thereto to make any provisions as the Issuer may deem necessary or desirable, provided that no such action shall adversely affect the interests of the Holders of the Securities;

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Second Supplemental Indenture;

WHEREAS, no amendment of the Base Indenture pursuant to this Second Supplemental Indenture shall apply to any Security that was outstanding prior to the execution of this Second Supplemental Indenture, and each Security that was outstanding prior to the execution of this Second Supplemental Indenture shall continue to be entitled to the benefit of the provisions under the Base Indenture existing prior to the execution of this Second Supplemental Indenture;

WHEREAS, this Second Supplemental Indenture has been authorized by the resolutions of the Board of Directors of the Issuer and an Issuer Order and the Issuer represents that the Second Supplemental Indenture will not adversely affect the interests of the Holders; and

WHEREAS, all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms have been performed, and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, the Issuer and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Applicability. Except as otherwise may be provided pursuant to Section 2.03 of the Base Indenture with respect to any particular Security issued after the date hereof, Sections 1.1 through 1.15, inclusive, of this Second Supplemental Indenture shall apply to Securities issued after the execution of this Second Supplemental Indenture and shall not apply to, or modify the rights of Holders of, any Securities issued before such execution. Whether Securities have been issued after or before the execution of this Second Supplemental Indenture may be determined by the Issuer by reference to the time of either (i) the original issuance of such Securities or (ii) the original issuance of the series of which such Securities are a part pursuant to Section 2.03 of the Base Indenture, as the Issuer may determine. Any such determination by the Issuer may (but need not) be set forth in an Officers’ Certificate or supplemental indenture establishing such Securities or series or in such other manner as the Issuer may determine. In the absence of any such determination, for purposes of this Section 1.1, a Security shall be deemed to be issued at the time of the original issuance of the Security pursuant to Section 2.03. The Trustee shall have no obligation to determine whether any Security has been issued after or before the execution of this Second Supplemental Indenture. The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any such determination made by the Issuer.

Section 1.2 Amendments of Section 1.01 of the Base Indenture. Section 1.01 of the Base Indenture is hereby amended as follows:

(a)	By adding the following definition immediately following the definition of “Coupon”:

“Covenant Breach” means, with respect to Securities of any series, default in the payment of any sinking fund installment or analogous obligation with respect to any of the senior debt securities of that series when due or failure to perform any other covenant or agreement (other than a covenant or warranty in respect of the Securities of such series a default in the performance or breach of which is specifically dealt with in Section 5.01) with respect to such series as set forth in the Indenture for 60 days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Covenant Breach” hereunder and demanding that the Issuer remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Issuer by the Trustee, or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of all series affected thereby. For the avoidance of doubt, a Covenant Breach shall not be an Event of Default with respect to any Security, except to the extent otherwise specifically provided pursuant to Section 2.03 with respect to such Security.”

(b)	The definition of “Principal Subsidiaries” is hereby amended and restated to read in its entirety as follows:

“Principal Subsidiaries” means Discover Bank or any subsidiary succeeding to any substantial part of the business now conducted by such corporation.”

Section 1.3 Amendment of Section 2.03 of the Base Indenture. Clause 2.03(s) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(s) any other events of default, Covenant Breaches or covenants with respect to the Securities of the series; and”.

Section 1.4 Amendments to Section 3.06 of the Base Indenture. Section 3.06 of the Base Indenture is hereby amended by removing the reference to Goldfish Credit Servicing Inc.

Section 1.5 Amendment of Section 5.01 of the Base Indenture.

(a)

The definition of “Event of Default” contained in Section 5.01 of the Base Indenture is hereby amended by deleting the existing Sections 5.01(b), 5.01(c), 5.01(d) and replacing them with the following, and references in the Base Indenture to “Event of Default” shall mean Event of Default as such term is so amended:

“(b) default in the payment of all or any part of the principal on any of the Securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise, and continuance of such default for a period of 30 days; or

(c) [Intentionally omitted]

(d) [Intentionally omitted]”

(b)	The second paragraph of Section 5.01 of the Base Indenture is hereby amended by adding the following sentence at the end of the paragraph:

“For the avoidance of doubt, except to the extent otherwise specifically provided pursuant to Section 2.03 with respect to a particular Security or Securities, neither the Trustee nor any Holders shall be entitled to accelerate the maturity of any Security, nor shall the maturity of any Security be otherwise accelerated, as a result of a Covenant Breach.”

Section 1.6 Amendment of Section 5.02 of the Base Indenture. The first paragraph of Section 5.02 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“The Issuer covenants that (a) in case default shall be made in the payment of any installment of interest on any of the Securities of any series when such interest shall have become due and payable, and such default shall have continued for a period of 30 days or (b) in case default shall be made in the payment of all or any part of the principal of any of the Securities of any series when the same shall have become due and payable, whether upon maturity of the Securities of such series or upon any redemption or by declaration or otherwise, and such default shall have continued for a period of 30 days—then upon demand of the Trustee, the Issuer will pay to the Trustee for the benefit of the Holders of the Securities of such series the whole amount that then shall have become due and payable on all Securities of such series, and such Coupons, for principal or interest, as the case may be (with interest to the date of such payment upon the overdue principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest at the same rate as the rate of interest or Yield to Maturity (in the case of Original Issue Discount Securities) specified in the Securities of such series); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of its negligence or bad faith.”

Section 1.7 Amendment of Section 5.04 of the Base Indenture. Section 5.04 of the Base Indenture is hereby amended by inserting the phrase “or a Covenant Breach” after the phrase “Event of Default.”

Section 1.8 Amendment of Section 5.08 of the Base Indenture. The second paragraph of Section 5.08 of the Base Indenture is hereby amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default” in each place that such phrase appears.

Section 1.9 Amendment of Section 5.10 of the Base Indenture.

(a)

The first paragraph of Section 5.10 of the Base Indenture is hereby amended by replacing the phrase “event of default” with the phrase “Event of Default or a Covenant Breach” and by replacing the phrase “any past default or Event of Default described in Section 5.01” with the phrase “any past default, Event of Default described in Section 5.01 or Covenant Breach”.

(b)	The second paragraph of Section 5.10 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Upon any such waiver, such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default or Covenant Breach arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default, Event of Default or Covenant Breach or impair any right consequent thereon.”

Section 1.10 Amendment of Section 5.11 of the Base Indenture. Section 5.11 of the Base Indenture is hereby amended by inserting the phrase “or a Covenant Breach” after the phrase “Event of Default”.

Section 1.11 Amendment of Section 5.12 of the Base Indenture. Section 5.12 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“All parties to this Indenture agree, and each Holder of any Security or Coupon by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply (i) to any suit instituted by the Trustee, (ii) to any suit instituted by any Securityholder or group of Securityholders of any series holding in the aggregate more than 10% in aggregate principal amount of the Securities of such series, or, in the case of any suit relating to or arising under clause 5.01(g) (if the suit relates to Securities of more than one but less than all series), 10% in aggregate principal amount of Securities then Outstanding and affected thereby, or in the case of any suit relating to or arising under clause 5.01(g) (if the suit under clause 5.01(g) relates to all the Securities then Outstanding) or 5.01(e) or 5.01(f), 10% in aggregate principal amount of all Securities then Outstanding, or (iii) to any suit instituted by any Securityholder for the enforcement of the payment of the principal of or interest on any Security on or after the due date expressed in such Security or any date fixed for redemption.”

Section 1.12 Amendment of Section 6.01 of the Base Indenture.

(a)	The first paragraph of Section 6.01 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“With respect to the Holders of any series of Securities issued hereunder, the Trustee, prior to the occurrence of an Event of Default or a Covenant Breach with respect to the Securities of a particular series and after the curing or waiving of all Events of Default or Covenant Breaches which may have occurred with respect to such series, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. In case an Event of Default or a Covenant Breach with respect to the Securities of a series has occurred (which has not been cured or waived) the Trustee shall exercise with respect to such series of Securities such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.”

(b)	Clause 6.01(a) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(a) prior to the occurrence of an Event of Default or a Covenant Breach with respect to the Securities of any series and after the curing or waiving of all such Events of Default or Covenant Breaches with respect to such series which may have occurred:”

Section 1.13 Amendment of Section 6.02 of the Base Indenture. Clause 6.02(f) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(f) prior to the occurrence of an Event of Default or a Covenant Breach hereunder and after the curing or waiving of all Events of Default or Covenant Breaches, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Holders of not less than 25% in aggregate principal amount of the Securities of all series affected then Outstanding; provided that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding; the reasonable expenses of every such investigation shall be paid by the Issuer or, if paid by the Trustee or any predecessor Trustee, shall be repaid by the Issuer upon demand; and”.

Section 1.14 Amendment of Section 9.01 of the Base Indenture. Section 9.01 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“The Issuer covenants that it will not merge or consolidate with any other Person or sell, lease or convey all or substantially all of its assets to any other Person (other than the sale, lease or conveyance of all or substantially all of the Issuer’s assets to one or more of the Issuer’s Subsidiaries), unless (i) either the Issuer shall be the continuing corporation, or the successor corporation or the Person which acquires by sale, lease or conveyance substantially all the assets of the Issuer (if other than the Issuer) shall be a corporation organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and interest on all the Securities and Coupons, if any, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed or observed by the Issuer, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (ii) the Issuer, such Person or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such covenant or condition.”

Section 1.15 Amendment of Section 10.01 of the Base Indenture.

(a)	Clause 10.01(c) of the Base Indenture is hereby amended by inserting the phrase “or a Covenant Breach” after the phrase “Event of Default under Section 5.01”.

(b)	Subparagraph 10.01(c)(ii) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

(ii) “No Event of Default or Covenant Breach or event which with notice or lapse of time or both would become an Event of Default or a Covenant Breach with respect to the Securities shall have occurred and be continuing on the date of such deposit or, insofar as subsections 5.01(e) and 5.01(f) are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period.”

Section 1.16 Amendment of Section 12.05 of the Base Indenture.

(a)	The third paragraph of Section 12.05 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

On or before the 60th day next preceding each sinking fund payment date or the 30th day next preceding the last day of any applicable Redemption Notice Period relating to a sinking fund payment date for any series, the Issuer will deliver to the Trustee an Officer’s Certificate (which need not contain the statements required by Section 11.05) (a) specifying the portion of the mandatory sinking fund payment to be satisfied by payment of cash and the portion to be satisfied by credit of Securities of such series and the basis for such credit, (b) stating that none of the Securities of such series has theretofore been so credited, (c) stating that no defaults in the payment of principal or interest or Events of Default or Covenant Breaches with respect to such series have occurred (which have not been waived or cured) and are continuing and (d) stating whether or not the Issuer intends to exercise its right to make an optional sinking fund payment with respect to such series and, if so, specifying the amount of such optional sinking fund payment which the Issuer intends to pay on or before the next succeeding sinking fund payment date. Any Securities of such series to be credited and required to be delivered to the Trustee in order for the Issuer to be entitled to credit therefor as aforesaid which have not theretofore been delivered to the Trustee shall be delivered for cancellation pursuant to Section 2.10 to the Trustee with such Officer’s Certificate (or reasonably promptly thereafter if acceptable to the Trustee). Such Officer’s Certificate shall be irrevocable and upon its receipt by the Trustee the Issuer shall become unconditionally obligated to make all the cash payments or payments therein referred to, if any, on or before the next succeeding sinking fund payment date. Failure of the Issuer, on or before any such 60th day or 30th day, if applicable, to deliver such Officer’s Certificate and Securities specified in this paragraph, if any, shall not constitute a default but shall constitute, on and as of such date, the irrevocable election of the Issuer (i) that the mandatory sinking fund payment for such series due on the next succeeding sinking fund payment date shall be paid entirely in cash without the option to deliver or credit Securities of such series in respect thereof and (ii) that the Issuer will make no optional sinking fund payment with respect to such series as provided in this Section.

(b)	The sixth paragraph of Section 12.05 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“The Trustee shall not redeem or cause to be redeemed any Securities of a series with sinking fund moneys or give any notice of redemption of Securities for such series by operation of the sinking fund during the continuance of a default in payment of principal or interest on such Securities or of any Event of Default or Covenant Breach except that, where the giving of notice of redemption of any Securities shall theretofore have been made, the Trustee shall redeem or cause to be redeemed such Securities, provided that it shall have received from the Issuer a sum sufficient for such redemption. Except as aforesaid, any moneys in the sinking fund for such series at the time when any such default, Event of Default or Covenant Breach shall occur, and any moneys thereafter paid into the sinking fund, shall, during the continuance of such default, Event of Default or Covenant Breach, be deemed to have been collected under Article 5 and held for the payment of all such Securities. In case such Event of Default or Covenant Breach shall have been waived as provided in Section 5.10 or the default cured on or before the sixtieth day preceding the sinking fund payment date in any year, such moneys shall thereafter be applied on the next succeeding sinking fund payment date in accordance with this Section to the redemption of such Securities.”

ARTICLE II

MISCELLANEOUS

Section 2.1 Ratification of Indenture. The Base Indenture is modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Base Indenture of the Trustee, the Issuer and the Holders of the Notes shall be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Second Supplemental Indenture are deemed to be part of the terms and conditions of the Base Indenture for any and all purposes. If any provision of this Second Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this Second Supplemental Indenture shall control.

Section 2.2 Definitions. All capitalized terms used in this Second Supplemental Indenture that are defined in the Base Indenture have the respective meanings assigned to them therein, except to the extent such terms are otherwise defined in this Second Supplemental Indenture or the context clearly requires otherwise.

Section 2.3 Trustee Not Responsible for Recitals. The Trustee accepts the modification of the Base Indenture affected by this Second Supplemental Indenture, but only upon the terms and conditions set forth in the Base Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the accuracy of the Recitals contained herein, which Recitals shall be taken as the statements of the Issuer.

Section 2.4 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.5 Severability. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, but this Second Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

Section 2.6 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Second Supplemental Indenture or in any other certificate, agreement or document related to this Second Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 2.7 Successors and Assigns. All the covenants, stipulations, promises and agreements in this Second Supplemental Indenture by or on behalf of the Issuer shall bind its successors and assigns, whether expressed or not.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

DISCOVER FINANCIAL SERVICES

By:	/s/ John T. Greene
Name:	John T. Greene
Title:	Executive Vice President, Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as Trustee

By:	/s/ Wendy Kumar
Name:	Wendy Kumar
Title:	Vice President

[Signature Page to Second Supplemental Indenture]